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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                           ___________

                           FORM 8-A/A
                        (Amendment No. 1)


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



               CHIQUITA BRANDS INTERNATIONAL, INC.
     (Exact name of registrant as specified in its charter)



            NEW JERSEY                        04-1923360
     (State of incorporation               (I.R.S. Employer
         or organization)                 Identification No.)



250 EAST FIFTH STREET, CINCINNATI, OHIO           45202
(Address of principal executive offices)        (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class          Name of each exchange on which
     to be so registered          each class is to be registered

     COMMON STOCK, PAR VALUE      NEW YORK, PACIFIC, BOSTON
     $.01 PER SHARE

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: _____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                              NONE
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                            STATEMENT

          This amended Form 8-A is being filed to amend and restate the Form 8-A registration statement of Chiquita Brands International, Inc.* (the "Company"), originally filed October 28, 1970, as it pertains to the Company's Common Stock, $.01 par value, formerly its Capital Stock, $.33 par value (the "Common Stock"). The amendments are changes in the title and par value of the Common Stock which were effected pursuant to the Third Certificate of Amendment to the Second Restated Certificate of Incorporation filed with the Secretary of State of the State of New Jersey on May 13, 1998. This amended Form 8-A covering the Common Stock also is being filed due to the expiration of the original Form 8-A, in September 2000, in accordance with the Commission's 30 year records retention period.

ITEM 1.  Description of Registrant's Securities to be Registered.
         ______________________________________________________

     There currently are 200,000,000 authorized shares of Common
Stock, of which 64,458,656 shares were outstanding on June 15, 1998.

     Holders of Common Stock are entitled to one vote per share for the election of directors (except directors to be elected in certain circumstances pursuant to the terms of any then outstanding preferred stock or preference stock) and for other matters submitted to a vote of shareholders. Shares of Common Stock do not have cumulative voting rights.

     Holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors, out of funds legally available therefor; provided, however, that all dividends on any then-outstanding preferred stock and preference stock must be fully paid or declared and set apart before any dividends can be paid or declared and set apart with respect to the Common Stock.

     Upon liquidation, dissolution or winding-up of the Company, the holders of the Common Stock are entitled to share ratably in the assets of the Company remaining after the payment of all of its debts and other liabilities and after payment due to the holders of the Company's preferred stock and preference stock.

     Holders of Common Stock have no preemptive or other rights to subscribe for or purchase additional securities of the Company. Holders of Common Stock have no conversion or redemption rights with respect to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.


ITEM 2.  Exhibits
         ________

**1. Second Restated Certificate of Incorporation, filed as
     Exhibit 3(a) to Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 (containing the terms of the Company's Capital Stock and the $2.875 Non-Voting Cumulative
     Preferred Stock, Series A)

**2. Certificate of Amendment to the Second Restated Certificate of Incorporation, filed as Exhibit 3(a) to Quarterly Report on Form 10-Q for the quarter ended June 30, 1996
     (establishing the terms of the Company's $3.75 Convertible
     Preferred Stock, Series B)

**3. Second Certificate of Amendment to the Second Restated
     Certificate of Incorporation, filed as Exhibit 3.1 to Current Report on Form 8-K (Date of Report September 15,
     1997) (establishing the terms of the Company's $2.50 Convertible Preference Stock, Series C)






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   4.     Third Certificate of Amendment to the Second Restated
          Certificate of Incorporation (changing the name and par value of the Capital Stock, $.33 par value, to Common Stock, $.01 par value and increasing the number of authorized shares)

   5.     Fourth Certificate of Amendment to the Second Restated
          Certificate of Incorporation (reducing the number of shares designated as $2.50 Convertible Preference
          Stock, Series C)

_______________________

*Name changed from United Brands Company.
**Incorporated herein by reference.





















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                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


CHIQUITA BRANDS INTERNATIONAL, INC.


By: /s/ Robert W. Olson
    Robert W. Olson
    Senior Vice President, General Counsel
         and Secretary

Date: June 18, 1998








































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